As filed with the Securities and Exchange Commission on September 4, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BioMed Realty Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1142292
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
17190 Bernardo Center Drive
San Diego, California 92128
(858) 485-9840
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

BIOMED REALTY TRUST, INC. AND BIOMED REALTY, L.P.
2004 INCENTIVE AWARD PLAN, AS AMENDED AND RESTATED

Alan D. Gold
Chairman and Chief Executive Officer
BioMed Realty Trust, Inc.
17190 Bernardo Center Drive
San Diego, California 92128
(858) 485-9840
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Craig M. Garner, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
(858) 523-5400

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price Per	Aggregate	Registration
Title of Securities Being Registered	Registered(1)	Unit(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.01 per share	2,840,000	$13.03	$37,005,200	$2,065

(1)	This Registration Statement registers the issuance of an additional 2,840,000 shares of common stock, which are issuable under the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan, as amended and restated (the “2004 Plan”). The amendment and restatement, which authorized the issuance of such additional shares, was approved by the stockholders of the Registrant on May 27, 2009. The 2004 Plan authorizes the issuance of a maximum of 5,340,000 shares of common stock. However, the offer and sale of 2,500,000 shares of common stock, which have been or may be issued under the 2004 Plan, have previously been registered pursuant to Registration Statement on Form S-8 (File No. 333-117977). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the average of the high and low sale prices for the Registrant’s common stock as reported on the New York Stock Exchange on September 1, 2009.
Proposed sales to take place as soon after the effective date of this Registration Statement as awards granted under the 2004 Plan are granted, exercised and/or distributed.

Item 3. Incorporation of Documents by Reference
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits
SIGNATURES
EXHIBIT INDEX
EX-5.1
EX-23.1

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers the offer and sale of an additional 2,840,000 shares of common stock of BioMed Realty Trust, Inc. available for issuance under the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan, as amended and restated (the “2004 Plan”). In accordance with Instruction E to Form S-8, the contents of the previous Registration Statement on Form S-8 (File No. 333-117977) are hereby incorporated by reference.
Item 3. Incorporation of Documents by Reference.
     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:
•	our Annual Report on Form 10-K for the year ended December 31, 2008,

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009,

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 2, 2009,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2009,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2009,

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2009,

•	The description of our common stock included in our registration statement on Form 8-A filed with the Securities and Exchange Commission on July 30, 2004, and

•	All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering of securities.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under current item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 6. Indemnification of Directors and Officers.
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
     Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his or her service in such capacity. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while a director or officer of our company and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.
     We have entered into indemnification agreements with each of our executive officers and directors whereby we agree to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. The indemnification agreements require us to indemnify the director or officer party thereto, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the indemnification agreements require us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.
     In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:
•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.
     The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

     In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of BioMed Realty, L.P., the partnership in which we serve as sole general partner.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 8. Exhibits.
     The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-8:

Exhibit
5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.

10.1	2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (as Amended and Restated Effective May 27, 2009).(1)

23.1	Consent of KPMG LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

(1)	Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 4th day of September, 2009.

BIOMED REALTY TRUST, INC.
By:	/s/ Alan D. Gold
Alan D. Gold
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan D. Gold, Kent Griffin and Gary A. Kreitzer, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ALAN D. GOLD Alan D. Gold	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 4, 2009

/s/ KENT GRIFFIN Kent Griffin	President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	September 4, 2009

/s/ GREG N. LUBUSHKIN Greg N. Lubushkin	Vice President, Chief Accounting Officer (Principal Accounting Officer)	September 4, 2009

/s/ GARY A. KREITZER Gary A. Kreitzer	Executive Vice President, General Counsel and Director	September 4, 2009

/s/ BARBARA R. CAMBON

Barbara R. Cambon	Director	September 4, 2009

/s/ EDWARD A. DENNIS

Edward A. Dennis	Director	September 4, 2009

/s/ RICHARD I. GILCHRIST

Richard I. Gilchrist	Director	September 4, 2009

/s/ THEODORE D. ROTH

Theodore D. Roth	Director	September 4, 2009

/s/ M. FAYE WILSON

M. Faye Wilson	Director	September 4, 2009

EXHIBIT INDEX

Exhibit
5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.

10.1	2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. (as Amended and Restated Effective May 27, 2009).(1)

23.1	Consent of KPMG LLP.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

(1)	Incorporated herein by reference to BioMed Realty Trust, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2009.